Exhibit 99.(e)(2)

Calamos Financial Services LLC 2020 Calamos Court Naperville, IL 60563-2787

Selling group agreement Calamos investment trust Calamos Antetokounmpo Sustainable Equities Trust

Standard Selling Group Agmt

Selling Group Agreement - Calamos® Investment Trust and
Calamos Antetokounmpo Sustainable Equities Trust

Name of Firm

Address of Principal Office

City, State, Zip Code

Ladies and Gentlemen:

We, Calamos Financial Services LLC (the “Distributor”), are the principal underwriter, as defined in the Investment Company Act of 1940, of the shares of beneficial interest without par value (the “Shares”) of Calamos Investment Trust, a Massachusetts business trust, and Calamos Antetokounmpo Sustainable Equities Trust, a Delaware statutory trust (collectively, the “Trusts”), and each of their series (each, a “Fund,” and collectively, the “Funds”). We understand that you are a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and, on the basis of such understanding, invite you to become a non-exclusive member of the Selling Group to distribute the Shares of the Trusts on the following terms:

1.            You will offer and sell Shares of the Funds (including classes thereof) only at the public offering prices applicable to such Shares that shall be in effect at the time of each transaction, in accordance with the terms of the then current and effective prospectus and statement of additional information (including any supplements, amendments or “stickers” thereto) relating to each Fund (each, a “Prospectus”), subject in each case to the delivery prior to or at the time of such sales of the applicable Prospectus (except that, unless a customer requests, you need not deliver a copy of the applicable statement of additional information). You are authorized and agree to transmit orders for purchases and redemptions, or any other requested actions with respect to Shares, to us. All orders are subject to acceptance by us, in our sole discretion, and become effective only upon confirmation by us. We reserve the right, in our sole discretion, to reject any order. The minimum dollar purchase of Shares shall be the applicable minimum amounts described in the applicable Prospectus and no order for less than such amounts will be accepted. You understand and acknowledge that any applicable deferred sales charge, redemption fee or similar charge or fee will be deducted by the Funds prior to the transmission of the redemption proceeds to you. You further agree to provide certain services in order to promote the sale of Shares, including but not limited to: answering routine inquiries concerning the Funds; assisting in the maintenance of accounts or sub-accounts in the Funds; processing purchase or redemption transactions; making the Funds’ investment plans and shareholder services available; and providing such other information and services to investors in Shares of the Funds as we or the Funds may reasonably request.

2.            You understand and acknowledge that the Funds offer Shares in multiple classes, and you represent and warrant that you have established compliance procedures designed to ensure (a) that your customers are made aware of the terms of each available class of Shares; (b) that each customer is offered only Shares that are suitable for such customer; (c) that each customer is given the opportunity to obtain sales charge break points or other sales charge reductions and discounts as detailed in the applicable Prospectus; and (d) proper supervision of your representatives in recommending and offering Shares of multiple classes to your customers. You further represent and warrant that you will recommend Shares of a Fund to a natural person, or the legal representative of such natural person, who: will use the recommendation primarily for personal, family, or household purposes (a “Retail Customer”) only if you have reasonable grounds for believing that the recommendation is in the best interest of the Retail Customer upon the basis of the Retail Customer’s “retail customer investment profile” as defined in Rule 15l-1(b)(2) (“Regulation Best Interest”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), the fees and costs associated with investing in shares of the Funds, and other factors necessary for you to comply with Regulation Best Interest, and that all such recommendations will comply with your obligations under Regulation Best Interest, if any. You understand that these responsibilities apply to all recommendations regarding prospective investment in Shares of the Funds by your Retail Customers. You agree to comply with all applicable law, including with respect to disclosures required by Regulation Best Interest including, but not limited to, any sales charges, fees, commissions or other costs to the Retail Customer applied by you in addition to any charges or fees, if any, imposed by a Fund or the Distributor pursuant to a then current Prospectus. You agree to use commercially reasonable efforts to inform purchasing customers, if applicable, that the customer should carefully read the applicable Prospectus to determine whether the customer may be able to purchase Shares at a more favorable fee structure resulting in overall lower cost to the customer.

3.            (a) Shares With an Initial Sales Load. You shall be entitled to receive from the public offering price of Shares sold by you the portion of the sales commission on such Shares that is to be retained by selling dealers, if any, as set forth in the applicable Prospectus relating to the Shares, except during any period designated by us as a period during which Shares may be purchased without a sales commission. If you notify us in writing that you elect to waive the sales commission, and if the applicable Prospectus permits such a waiver, the sales commission will not be assessed on the applicable transaction. You may settle purchase orders with us either (i) by paying the full purchase price less an amount equal to the applicable portion of the sales commission to be retained by you or (ii) by paying the full purchase price, in which case we will pay you, not less frequently than quarterly, the aggregate sales commissions due to you on settled purchase orders. Based on the method of settlement, it shall be your responsibility either (i) to assess the appropriate sales commission and to forward the public offering price, net of the amount of the sales commission to be retained by you, to us or (ii) to provide us with all necessary information regarding the application of the appropriate sales commission to each purchase. Neither the Trusts nor we shall have any responsibility to correct the payment or assessment of an incorrect sales commission due to your failure to fulfill the foregoing obligation. Sales commission reductions, discounts and waivers may be available as provided in the applicable Prospectus. To obtain any such reductions, discounts or waivers, you must notify us promptly when a transaction or transactions would so qualify and provide us with information sufficient, in our sole discretion, to substantiate such qualification. The foregoing shall include advising us of any letter of intent signed by your customer or of any rights of accumulation available to such customer. If you fail to so advise us, you will be liable for the return of any sales commissions plus interest thereon. Rights of accumulation (including rights under a letter of intent) are available, if at all, only as set forth in the applicable Prospectus. You hereby authorize adjustment to your account, and will be liable for any refund, to the extent any sales commission reduction, discount or waiver is made and the conditions therefor are not fulfilled.

(b)            Shares With a Contingent Deferred Sales Charge. Upon the sale of certain Shares by you, you shall be entitled to receive an advance commission as described in the applicable Prospectus relating to such Shares. The advance commission payment to you in the case of Class C Shares shall be made after an investment, in a single payment of 1% of the amount of the investment, advanced by us from our own resources. This amount is not to be considered an initial sales commission and will not be deducted from the public offering price of the Shares. A contingent deferred sales charge will be assessed upon the redemption of such Shares, as described in the applicable Prospectus. If you maintain an omnibus account with the Trusts’ transfer agent, you must be able to account for Share ownership periods used in calculating the contingent deferred sales charge in order to receive advanced commissions from us.

(c)            Shares Paying Distribution and Service Fees. With respect to any Fund that offers Shares belonging to a class to which a distribution plan (the “Plan”) adopted by the applicable Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), applies, we may pay you, in accordance with the provisions of the Plan, a continuing distribution and service fee at the annual rate specified in the applicable Prospectus based on the average daily net asset value of such Shares owned by shareholders for whom you perform account servicing (as defined in the Plan) or for whom you are the dealer or holder of record (collectively, “Reimbursement”); provided, however, that you are not entitled to receive any Reimbursement in the event that we cease to receive payments from the applicable Trust under the Plan, and our Reimbursement to you will be reduced to the extent the payment to us from the applicable Trust is reduced. Our liability is solely limited to the proceeds of the concession receivable from the applicable Trust. Payments to you in the case of Class A Shares shall be made quarterly after the end of the calendar quarter for which Reimbursement is being made. Payments to you in the case of Class C Shares shall be made as follows: (i) for the first year after an investment, in a single payment of 1% of the amount of the investment, advanced by us from our own resources; and (ii) for the second and subsequent years after an investment, quarterly after the end of the calendar quarter for which Reimbursement is being made. There shall be no advance commissions payable on the purchase of Shares through the direct reinvestment of any distributions made by the applicable Trust, which shall be at the current net asset value per Share.

4.            As a member of the Selling Group, you agree to purchase Shares only through us or from your customers. Purchases through us shall be made only for the purpose of covering purchase orders already received from your customers that we have accepted pursuant to Section 1 hereof, and we agree that we will not place orders for the purchase of Shares from the Trusts except to cover such purchase orders already received by us. Purchases from your customers shall be at a price not less than the net asset value of a Fund next computed after receipt by you of an order to purchase from your customer. Except as permitted by law, you agree not to purchase any Shares from your customers at a price lower than the net asset value of such Shares next computed by the applicable Fund after the purchase (the “Redemption/Repurchase Price”). You shall, however, be permitted to sell Shares of the Funds for the account of the record owner to the Funds at the Redemption/Repurchase Price for such Shares.

5.            You agree that you will not withhold placing customers’ orders for Shares so as to profit yourself as a result of such withholding.

6.            You agree that you will not facilitate or knowingly allow transactions in Shares contrary to any written policy or disclosure of the Trusts or applicable law by any direct or indirect shareholder, and that you will maintain appropriate controls and procedures to prevent such practices.

7.            You agree to sell Shares only (a) to your customers at the applicable public offering price applicable to such Shares that shall be in effect at the time of each transaction or (b) to us as agent for the Trusts at the redemption price applicable to such Shares that shall be in effect at the time of each transaction, in each case subject to the terms of the applicable Prospectus relating to the Shares and our written instructions to you from time to time and, if executed through the Mutual Fund Settlement Entry and Registration Verification system (“Fund/SERV”) of the National Securities Clearing Corporation (the “NSCC”), the NSCC’s rules and procedures. Orders received from customers by you prior to the close of regular trading hours on the New York Stock Exchange (typically 4:00 p.m., Eastern time) (“Market Close”) on a given day on which the New York Stock Exchange is open for trading (a “Business Day”) (“Day 1”) will be deemed to have been received for purposes of Rule 22c¬1 under the 1940 Act (“Rule 22c-1”) before Market Close on Day 1 (“Day 1 Trades”), and you will transmit such orders to the transfer agent of the Funds as Day 1 orders. Orders received from customers by you after Market Close on Day 1 will be deemed to have been received on the next Business Day after Day 1 (“Day 2”) for purposes of Rule 22c-1 (“Day 2 Trades”) and you will transmit such orders to the transfer agent of the Funds as Day 2 orders. For each Fund, Day 1 Trades will be effected at the net asset value per Share calculated as of Market Close on Day 1, and Day 2 Trades will be effected at the net asset value per Share calculated as of Market Close on Day 2. Nothing herein contained shall prevent you from selling any Shares of a Fund for the account of a record holder to us at the next net asset value quoted by us and charging your customer a fair commission for handling the transaction. You agree that you shall assume responsibility for any loss to the Funds caused by a correction made subsequent to trade date, provided such correction was not based on any error, omission or negligence on our part, and that you will immediately pay such loss to the Funds upon notification. All orders must be accompanied by payment in U.S. Dollars. Orders payable by check must be drawn payable in U.S. Dollars on a U.S. bank, for the full amount of the investment.

8.            Settlement shall be made promptly, but in no case later than two (2) Business Days after our acceptance of the order or, if so specified by you, we will make delivery by draft on you, the amount of which draft you agree to pay on presentation to you. If payment is not so received or made, the right is reserved forthwith to cancel the sale or, at our option, to resell the Shares to the applicable Trust at the then prevailing public offering price, in which latter case you agree to be responsible for any loss resulting to the applicable Trust or to us from your failure to make payment as aforesaid.

9.            If any Shares sold to you under the terms of this Agreement are repurchased by a Trust or by us as agent, or are tendered to a Trust for redemption within seven (7) Business Days after the date of our confirmation to you of your original purchase order therefor, you agree to pay forthwith to us the full amount of the commission allowed to you on the original sale, and we agree to pay such amount to the applicable Trust when received by us. We shall notify you of such repurchase within ten (10) calendar days of the effective date of such repurchase.

10.            All sales will be subject to receipt of Shares by us from the applicable Trust. We reserve the right in our discretion without notice to you to suspend sales or withdraw the offering of Shares entirely, or to modify or cancel this Agreement, which shall be construed in accordance with the laws of the State of Illinois. All sales shall be subject to the terms and provisions set forth in the applicable current effective Prospectus relating to the Shares.

11.            No person is authorized to make any representations concerning the Trusts or their Shares except those contained in the applicable Prospectus relating to the Shares and any such information as may be released by the applicable Trust as information expressly supplemental to such Prospectus relating to the Shares. In purchasing Shares through us you shall rely solely on the representations contained in the applicable Prospectus relating to the Shares and the supplemental information mentioned above.

12.            You agree to distribute Prospectus(es), proxy solicitation materials, annual and semi-annual reports and all other materials to your customers in compliance with applicable laws governing the distribution of prospectuses, proxy solicitation materials, periodic reports and other materials to persons to whom you offer Shares. Additional copies of any such Prospectus(es) and any printed information issued as supplemental to such Prospectus(es) will be supplied by us to members of the Selling Group in reasonable quantities upon request.

13.            In no transaction shall you have any authority whatever to act as agent of a Trust or of us or of any other member of the Selling Group, and nothing in this agreement shall constitute either of us the agent of the other or shall constitute you or a Trust the agent of the other. In all transactions in the Shares between you and us, we are acting as agent for the Trusts and not as principal.

14.            You agree to provide us or a designee, upon written request, the Taxpayer Identification Number (“TIN”), the Individual Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all of your customer(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Fund account maintained by you during the period covered by the request. You also agree to provide us or a designee, upon written request, with information to confirm compliance with all applicable: anti-money laundering laws; sanctions administered or enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”); and anti-bribery or corruption laws.

(a)            Information Request. Requests must set forth a specific period, not to exceed twelve (12) months from the date of the request, for which transaction information is sought. We, or our designee, may request transaction information older than twelve (12) months from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds, but that any single request for transaction information shall not be for a period exceeding thirty-six (36) months.

(b)            Form and Timing of Response. You agree to transmit the requested information specified above to us or our designee promptly, but in any event not later than ten (10) Business Days, after receipt of a request. If requested by us or our designee, you agree to use best efforts to determine promptly, but in any event not later than ten (10) Business Days after receipt of a specific request, whether any specified person about whom it has received the identification and transaction information specified in paragraph (a) of this Section 14 is itself a financial intermediary (an “indirect intermediary”) and, upon further request of the Fund or its designee, promptly, but in any event not later than ten (10) Business Days after such request, either (i) obtain and transmit (or arrange to have transmitted) the requested information specified above for those shareholders who hold an account with you through an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Funds. In such instance, you agree to inform us or our designee whether you plan to perform (i) or (ii). Responses required by this paragraph (b) must be communicated in writing and in a format mutually agreed upon by the parties.

(c)            Limitations on Use of Information. We agree not to use the information received for marketing or any other similar purpose without your prior written consent. We may, however, use the information received to ensure compliance with the Funds’ compliance policies and procedures.

(d)            Agreement to Restrict Trading. You agree to execute written instructions from us or our designee to restrict or prohibit further purchases or exchanges of Shares by your customer that has been identified by us or our designee as having engaged in transactions in Shares (directly or indirectly through an intermediary’s account) that violate policies established by the Trusts for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds. You reserve the right to restrict or prohibit further purchases or exchanges of Shares by a customer that has been identified by you as having engaged in transactions in Shares that violate policies established by the Trusts for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds. Should you restrict or prohibit further purchases or exchanges of Shares by a customer, you shall promptly provide to us or our designee, but in any event not later than five (5) calendar days of imposing such restriction or prohibition, information regarding the transactions that violated the relevant Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

(i)            Form of Instructions. Instructions must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the customer(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)           Timing of Response. You agree to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but in any event not later than five (5) Business Days after your receipt of the instructions by us.

(iii)          Confirmation by You. You must provide written confirmation to us or our designee that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than five (5) Business Days after the instructions have been executed.

We acknowledge that the names and addresses and other information concerning your customers are not our property, and we will not, nor will our affiliates, use such names, addresses or other information for any purpose except in connection with the performance of our duties and responsibilities hereunder and except for providing servicing and informational mailings to the Trusts. Notwithstanding the foregoing, this Section 14 shall not prohibit us or any of our affiliates from utilizing the names of your customers for any purpose if such names and addresses are obtained in any manner other than from you pursuant to this agreement. For purposes of this Section 14, no Trust shall be deemed to be an “affiliate” of ours.

15.           All communications to us shall be sent to us at 2020 Calamos Court, Naperville, Illinois 60563. Any notice to you shall be duly given if mailed or electronically sent to you at your address as registered from time to time with FINRA.

16.           This Agreement may be terminated upon written notice by either party at any time. This Agreement is not assignable or transferable and will terminate automatically in the event of its “assignment,” as defined in the 1940 Act, and the rules, regulations and interpretations thereunder.

17.           We reserve the right, from time to time and for limited periods, to increase the sales commission you are entitled to receive under Section 3, but in no event will such sales commission be in excess of the maximum sales commission as set forth in the applicable Prospectus relating to the Shares.

18.           By accepting this Agreement:

(a)            You represent that you are (A) registered as a broker-dealer under the Exchange Act, (B) qualified to act as a dealer in the states or other jurisdictions where you transact business, and (C) a member in good standing of FINRA, you agree that you will maintain such registration, qualifications and membership in good standing in full force and effect throughout the term of this Agreement and that you will not transmit any order of a customer unless that customer is a resident of the United States, Guam, Puerto Rico or the U.S. Virgin Islands, or otherwise as permitted by the applicable Prospectus(es) relating to the Shares;

(b)            You agree to comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, the rules and regulations promulgated thereunder and the Constitution, By-Laws and Rules of Fair Practice of FINRA and the terms of the applicable Prospectus(es) relating to the Shares, and you agree that you will not offer or sell Shares in any state or other jurisdiction where they may not lawfully be offered and/or sold by you;

(c)            Your customer’s accounts are insured by the Securities Investors Protection Corporation (the “SIPC”);

(d)            That if you plan to participate in the NSCC’s Fund/SERV, and/or the NSCC’s Networking system, you are a member of the NSCC or otherwise have access to Fund/SERV and have executed and filed with the NSCC the standard Networking agreement;

(e)            You agree to notify us immediately in the event of (i) you expulsion or suspension from FINRA, (ii) the termination of your coverage by the SIPC; or (iii) your being found to have violated any applicable federal, state or other law, rule or regulation, including regulations of authorized regulatory agencies, arising out of your activities as a broker-dealer, otherwise in connection with this Agreement or as may otherwise affect in any material way your ability to act in accordance with the terms of this Agreement;

(f)            You understand and agree that your expulsion from FINRA will automatically terminate this Agreement without notice, and that your suspension from FINRA, or a violation by you of any law, rule or regulation referred to in paragraph (e) of this Section 18, will terminate this Agreement effective upon notice received by you from us; and

(g)            You agree to indemnify us and the Trusts and to hold us and the Trusts harmless from any damage or expense on account of any wrongful act or omission not in compliance with this Agreement by you or any of your employees, representatives or agents;

19.           We represent that we are a member in good standing of FINRA and agree to maintain membership in FINRA. We agree to abide by the Constitution and By-Laws of FINRA and all the rules and regulations of FINRA concerning distribution of the securities of open-end investment companies, including without limitation, FINRA Conduct Rule 2830, all of which are incorporated herein as if set forth in full, and all other rules and regulations that are now or may become applicable to transactions hereunder.

20.           This Agreement shall become effective upon receipt by us of a signed copy hereof, and shall supersede any and all prior Selling Group agreements relating to the Shares. All amendments to this Agreement shall take effect with respect to and on the date of any orders placed by you after the date set forth in the notice of amendment sent to you by the undersigned.

21.           Except as otherwise expressly provided herein, you shall neither use nor allow your officers, employees, agents or registered representatives to use the name or logo of: (i) the Trusts or Funds or any adviser or sub-adviser to the Funds; (ii) Distributor or any of its affiliates; or (iii) any products or services sponsored, managed, advised, administered or distributed by the Distributor or any of its affiliates, for advertising, trade or other commercial or non-commercial purposes, without the express prior written consent of the Distributor.

22.           Each party to this agreement hereby agrees to indemnify and hold harmless the other party, its officers and directors, and any person who is or may be deemed to be a controlling person of such other party, from and against any losses, claims, damages, liabilities or expenses (including reasonable fees of counsel) to which any such person or entity may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact made or omitted by it, (b) any willful misfeasance, bad faith or gross negligence by it in the performance of its duties and obligations hereunder, or (c) any breach by it of its representations, warranties or covenants in this Agreement or a material breach by it of any provision of this Agreement.

23.           You acknowledge that we may enter into similar agreements with others without your consent.

24.           If any provision of this agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby.

25.           (a)           You agree to comply with all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2002, Title III of the USA PATRIOT Act (“the Act”), its implementing regulations, and related Securities Exchange Commission (“SEC”) and self-regulatory organization rules and the Money Laundering Control Act of 1986, each as amended from time to time, and any rules adopted thereunder by the Financial Crimes Enforcement Network, and/or any applicable anti-money laundering laws and regulations of other jurisdictions where you conduct business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency. These requirements include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the Act, you hereby certify that you have a comprehensive anti-money laundering compliance program that includes policies, procedures and internal controls for complying with the BSA; policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; a designated compliance officer or officers; training for appropriate employees; and an independent audit function. You further represent and warrant that your anti-money laundering program includes a customer identification program and risk-based procedures for conducting ongoing customer due diligence, to include, but not be limited to: (i) understanding the nature and purpose of customer relationships for the purpose of developing a customer risk profile; and (ii) conducting ongoing monitoring to identify report suspicious transactions and, on a risk basis, to maintain and update customer information. You further represent and warrant that: (i) your anti-money laundering program shall be applied to your customers that purchase Shares of a Fund, consistent with your written procedures; (ii) you will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased Shares of the Fund sold by you necessary for the Distributor or the Funds to comply with the BSA; (iii) you will notify the Distributor, in writing, if you are found, by your compliance officer, an independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the BSA, any regulation implementing the BSA, or your anti-money laundering program; and (iv) you will promptly notify Distributor or a Fund if you conclude that any shareholder has engaged in illegal or other conduct that warrants remedial account actions, such as freezing or closure of the shareholder’s account with you, and you will thereafter cooperate in good faith to provide such information as Distributor requires to satisfy its own anti-money laundering obligations. You certify that you have an OFAC compliance program in place which includes procedures for checking customer names and the names of persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially-designated nationals, terrorists and traffickers; the screening of wire transfers and other payments against the OFAC lists; a designated compliance officer; an internal communication network; training of appropriate personnel; and an independent audit function. You agree to promptly notify us whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected. You further agree to investigate any potentially suspicious activity and to take appropriate action, including the blocking of accounts, the filing of Suspicious Activity Reports and the reporting of matches to OFAC, in connection with purchases of the Funds.

(b)            You represent and warrant that neither you, nor any of your subsidiaries, nor any of your or your subsidiaries’ officers, directors, or employees is an individual or entity (“Person”) that is, or is controlled by a Person that is (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. Further, you represent and warrant that you have complied with Sanctions in all material respects and have policies, procedures, and internal controls which are reasonably designed to ensure compliance with Sanctions. You and your officers, directors, employees and other representatives will not, in violation of Sanctions, engage in any activities that directly or indirectly involve any Person, country, or territory that is subject to Sanctions. You acknowledge your ongoing and continuing obligations to comply with the applicable Sanctions. You will provide reasonable assistance to Distributor and the Funds in connection with their respective obligations under the applicable Sanctions. You will promptly disclose to Distributor or a Fund if you become aware that any shareholder is subject to Sanctions or of any other activity related to this Agreement in breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach.

(c)            You represent, warrant, and covenant that (i) you and your officers, directors, employees, agents and other representatives (together with you, each a “Relevant Person”) are subject to written policies and procedures relating to anti-bribery and anti-corruption, and shall not commit, authorize or permit any action in violation of any applicable anti-bribery and corruption laws (such as the U.S. Foreign Corrupt Practices Act and/or the UK Bribery Act, in each case, if applicable); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) you shall create and maintain accurate books and financial records in connection with the services performed under this Agreement. You shall promptly notify Distributor if a Relevant Person becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

26.            Both parties agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person. If non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

27.            You understand and acknowledge that, notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall reduce your responsibility or liability for any loss suffered by us or the Funds resulting, directly or indirectly, from your failure to establish, maintain, implement or follow reasonably designed cybersecurity and disaster recovery programs, policies and procedures.

28.            Each party to this Agreement agrees to limit the disclosure of nonpublic personal information of shareholders and customers consistent with its policies on privacy with respect to such information and Regulation S-P. Each party hereby agrees that it will comply with all applicable requirements under the regulations implementing Title V of the Gramm-Leach-Bliley Act and any other applicable federal and state consumer privacy acts, rules and regulations. Each party further represents that it has in place, and agrees that it will maintain, information security policies and procedures for protecting nonpublic personal customer information adequate to conform to applicable legal requirements.

[Signature Page Follows]

Dated:

Calamos® Financial Services LLC

By:

The undersigned accepts your invitation to become a member of the Selling Group and agrees to abide by the foregoing terms and conditions. The undersigned acknowledges receipt of Prospectuses of the Trust(s) for use in connection with the offering(s).

Dated:

Firm Name:

Address:

By:
Authorized Signature

Print Name of Authorized Signatory and Title

The above Agreement should be executed in duplicate and both copies returned to Calamos® Financial Services, LLC. We will execute and return an original for your files.

Calamos Financial Services LLC 2020 Calamos Court Naperville, IL 60563-2787

FUND GROUP NAME: CALAMOS FUNDS
PROFILE SHEET

NAME:	* MRO #

ADDRESS:	* ALPHA CODE

* MATRIX LEVEL(S)

* SETTLEMENT: T+1 OR T+2

DAILY CONTACTS:

*Fund/SERV	Contact:	Phone:
	Title:	Fax:

*Networking	Contact:	Phone:
	Title:	Fax:

Lost Letter	Contact:	Phone:
Fax:

Commission	Contact:	Phone:

POSITION INFORMATION:

* Networking Position Files:
(please attach calendar, if necessary)

COMMISSION/SERV:

Does your firm participate in Comm/SERV?	Yes	No

If applicable, would you like dealer commissions/12b-1 trails paid to you through Comm/SERV?	Yes	No

WIRING INSTRUCTIONS:

(For manual settlement)	Bank

ABA

Account

For Credit To

Special Instructions

* If applicable, and utilizing DTCC services